NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY REPORTS THIRD QUARTER FISCAL 2012 RESULTS.  QUARTERLY HIGHLIGHTS INCLUDE:

▪	ANNOUNCED PLANS TO ACQUIRE LIME FRESH MEXICAN GRILL®
▪	LAUNCHED NEW TELEVISION ADVERTISING CAMPAIGN
▪	INCREASED PROJECTED ANNUALIZED COST SAVINGS TO $40 MILLION
▪	ANNOUNCED FOURTH QUARTER PLANS TO CLOSE 25 to 27 UNDERPERFORMING RESTAURANTS

MARYVILLE, TN – April 4, 2012 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal third quarter ended February 28, 2012.

Results for the third quarter of 2012 compared to the third quarter of 2011 include:
•	Same-restaurant sales decreased 5.0% at Company-owned Ruby Tuesday restaurants
•
Net income of $4.5 million, or $11.6 million excluding pre-tax impairment costs of $9.6 million in the third fiscal quarter related to the planned closure of 25-27 underperforming restaurants during the fourth quarter and $0.4 million of additional accounting gains realized in the third fiscal quarter from final purchase price adjustments associated with the fiscal 2011 franchise partner acquisitions.  This compares to prior-year net income of $16.0 million, or $15.7 million excluding accounting gains realized from franchise partner acquisitions.  We have included a reconciliation of these items and the related earnings per share impact on the Investor Relations page of the Ruby Tuesday website:  www.rubytuesday.com.

•
Diluted earnings per share of $0.07, or $0.18 per share excluding the impairment costs of the 25 to 27 planned restaurant closings in the fourth quarter and franchise partner acquisition accounting gains, compared to diluted earnings per share of $0.25 for the prior year, or $0.24 excluding the franchise partner accounting gains

•
The Company announced plans to acquire Lime Fresh Mexican Grill for a purchase price of $24 million.  The transaction, which represents the brand’s intellectual property rights and the assets of seven company-owned restaurants as well as the royalties from five franchised restaurants, is expected to close in the fourth fiscal quarter.

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Sandy Beall, Founder, Chairman, and CEO, commented on the quarterly results, saying, “We believe the steps we have taken this quarter will enable us to positively impact our future sales and profits.  While we were pleased with our earnings performance given our lower sales levels, we are clearly disappointed in our same-restaurant sales results for the third quarter.  The promotional environment continues to be very competitive and over the past several quarters we have not competed well with the heavy television advertising levels of our peers.  However, we feel good about our marketing strategy going forward which will include a higher percentage of our system being covered by television advertising communicating a strong value proposition to our guests, thus enabling us to grow our sales and traffic.

From a growth standpoint, we are very excited about our upcoming acquisition of the Lime Fresh Mexican Grill brand as it aligns well with the Ruby Tuesday focus on fresh, high-quality ingredients and is well positioned in the fast casual sector as it offers a combination of the best of casual dining and fast casual.  We believe this brand has significant growth potential given its low capital requirements and strong EBITDA margin potential and we tentatively have plans to add 20 Lime locations in Fiscal 2013 and 30 in Fiscal 2014.  Additionally, we are very excited that John Kunkel, Lime’s founder, will be joining our Board of Directors following completion of the acquisition.  John’s entrepreneurial background, strong operations experience, and in-depth knowledge of the fast casual sector will be instrumental to us as we grow the Lime brand in the future.”

Other highlights from our third quarter results include:
•	Total revenue increased 1.8% from the prior-year period primarily due to the fiscal 2011 franchise partnership acquisitions, offset by a 5.0% same restaurant sales decrease
•
Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise revenue on the Company’s statement of operations) totaled $43.1 million and $70.7 million for the third quarter of fiscal 2012 and 2011, respectively.  The decline was primarily driven by the franchise partnership acquisitions during fiscal 2011 and same-restaurant sales for domestic franchise restaurants decreasing by 5.8% during the third quarter.

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April 4, 2012
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•	Opened two Lime Fresh inline restaurants during the quarter and one subsequent to our quarter end. We now have four Lime Fresh locations open.
•	Opened two Marlin & Ray’s seafood restaurants during the quarter and one subsequent to our quarter end. We now have eight Marlin & Ray’s locations open.
•	The Company did not open any new Ruby Tuesday restaurants, permanently closed one restaurant, and temporarily closed one restaurant in anticipation of its conversion to Marlin & Ray’s
•	Domestic and international franchisees opened two new Ruby Tuesday restaurants and closed four Ruby Tuesday restaurants
•
Closed one sale leaseback transaction during the quarter, resulting in $2.3 million of gross proceeds and subsequent to the end of the quarter, completed sale leaseback transactions on another eight properties, resulting in $17.5 million of gross proceeds

•	Total capital expenditures were $8.4 million
•
Book debt to EBITDA ratio of 2.75, which excludes the pro forma EBITDA impact from the fourth quarter fiscal year 2011 franchise partnership acquisitions, represents an increase over the prior-year ratio of 2.61 primarily due to the assumption of debt from the franchise partnership acquisitions during fiscal 2011 and lower year-over-year EBITDA

Mr. Beall added, “As we begin the final quarter of this fiscal year, improving sales and traffic at Ruby Tuesday is our number one priority.  A key ingredient of this turnaround is the launch of our television advertising campaign which will put us on a more competitive level with our peer group in terms of marketing dollars.  On February 29th, we increased our television coverage from approximately 20% to approximately 50% of our restaurants and are now promoting our Fresh Endless Garden Bar and fresh-baked garlic cheese biscuits both complimentary with over 30 entrees starting at $9.99.  Additionally, we have plans to increase our television coverage to 100% of the system in mid April by leveraging a combination of network and local cable to support a pure value and quality ad.  While the results from television advertising take time to build, we are pleased with our improving March same-restaurant sales trends, driven by our television markets, while we reduce our coupon and promotion expense, and believe that our focus on value promoted by television advertising should enable us to increase our core traffic and same-restaurant sales over time.

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April 4, 2012
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We continue to be focused on controlling our costs and have made significant progress in both identifying and implementing cost-savings initiatives.  Our annualized savings discussed last quarter, which are primarily in the areas of procurement, occupancy, and maintenance, are now estimated in the range of $35-$40 million, or approximately $20 million higher than our previous estimates.  The majority of these savings will be reinvested into our marketing programs.  Additionally, we plan to close 25 to 27 underperforming restaurants during our fourth quarter, which should lead to estimated annual incremental EBITDA of approximately $1.5-$2.0 million in addition to a slight same-restaurant sales improvement.

Finally, we remain focused on maximizing our free cash flow levels through our sales building and profit improvement plans.  We continue to execute on our sale leaseback strategy and to date have closed on the sale of nine locations, resulting in gross proceeds of approximately $19.8 million.  We continue to receive a high degree of interest from numerous buyers and anticipate closing on the remaining approximately $30 million of sale leaseback proceeds by the end of the first quarter of our next fiscal year.  In addition to sale leaseback proceeds, we will continue to assess other debt financing options which could provide us with additional balance sheet flexibility to grow and create value for our shareholders.”

Fiscal Year 2012 Guidance

•	Same-Restaurant Sales – We estimate same-restaurant sales for Company-owned restaurants will be in the range of down 4.0% to down 4.5% for the year
•
Company-Owned and Licensed Restaurant Development – We expect to close 31 to 33 Company-owned restaurants (excluding conversions), convert eight to 10 Company-owned restaurants to other high-quality casual dining concepts, open one new Truffles Grill, and open six to eight Lime Fresh Mexican restaurants.  Twenty five to 27 of the company-owned restaurant closures are related to the underperforming units we plan to close during the fourth quarter.

•	Franchise Restaurant Development – We estimate our franchisees will close 18-20 restaurants, up to 14 of which will be international, and open six to eight restaurants, up

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to five of which will be international. Nine of the international closures are related to the cancellation of our franchise agreement in India where we are currently seeking a new partner.
•
Restaurant Operating Margins – Margins are anticipated to decline slightly with the negative impact of lower same-restaurant sales, partly offset by fixed cost leverage from the 53rd week and cost savings initiatives

•	Depreciation – Estimated to be in the range of $65-$67 million
•
Selling, General, and Administrative Expenses – Estimated to be up approximately 25%-30% from a year earlier primarily due to the incremental television advertising expense, coupled with the loss of fee income from acquired franchise partnerships which historically offset selling, general, and administrative expenses

•
Other Expenses – Interest expense is estimated to be $16-$18 million and the effective tax rate, excluding the impact of impairment and exit costs related to the planned closure of the underperforming restaurants and franchise partner acquisition accounting gains, is estimated to be 0% to -10%

•
Diluted Earnings Per Share – Diluted earnings per share for the year are estimated to be in the $0.27 to $0.32 range including the impact of impairment and exit costs related to the planned closure of the underperforming restaurants and franchise partner acquisition accounting gains incurred in the third quarter, as well as anticipated net lease-related and other closing costs of $6-$10 million in the fourth quarter.  Excluding the impact of these items, diluted earnings per share for the year are estimated to be in the $0.43-$0.48 range.  Fully-diluted weighted average shares outstanding are estimated to be approximately 63-64 million for the year.

•	Capital Expenditures for the year are estimated to be $35-$37 million
•	Free Cash Flow for the year is estimated to be $75-$85 million

In closing, Mr. Beall said, “We have made a number of key decisions this year to strategically position us for the future including:  identifying costs savings to help fund our television advertising, ramping up our marketing efforts to be more competitive with our peers, closing certain underperforming restaurants, completing a series of sale-leaseback transactions to validate our overall real estate value, and acquiring Lime Fresh Mexican Grill.  While we are humbled by our sales and profit results this year, we are very excited about the future of Ruby

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Tuesday as we have solid plans that should allow us to leverage our strong free cash flow and balance sheet flexibility to grow our business and create value for our shareholders.”

A FRESH NEW RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, 14 foreign countries, and Guam.  As of February 28, 2012, the Company owned and operated 740 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii and Guam) operated 39 and 46 Ruby Tuesday restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:
Greg Ashley                                                                                                Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

Special Note Regarding Forward-Looking Information
This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of debt financing on terms attractive to the Company, payment of dividends, stock repurchases, restaurant acquisitions, and conversions of Company-owned restaurants to other dining concepts.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, and our targets for annual growth in same-restaurant sales and average annual sales per restaurant), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes, remodeled restaurants, and conversion strategy; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

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Ruby Tuesday, Inc.

Financial Results For the Third Quarter of Fiscal Year 2012
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks		13 Weeks			39 Weeks		39 Weeks
	Ended		Ended			Ended		Ended
	February 28,	Percent	March 1,	Percent	Percent	February 28,	Percent	March 1,	Percent	Percent
	2012	of Revenue	2011	of Revenue	Change	2012	of Revenue	2011	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$ 323,464	99.6	$ 317,158	99.4		$ 958,521	99.6	$ 906,745	99.4
Franchise revenue	1,363	0.4	1,905	0.6		4,104	0.4	5,455	0.6
Total revenue	324,827	100.0	319,063	100.0	1.8	962,625	100.0	912,200	100.0	5.5

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	93,084	28.8	92,780	29.3		282,221	29.4	262,410	28.9
Payroll and related costs	111,881	34.6	106,205	33.5		332,645	34.7	306,170	33.8
Other restaurant operating costs	63,299	19.6	65,711	20.7		197,383	20.6	186,512	20.6
Depreciation	16,239	5.0	15,597	4.9		48,939	5.1	46,338	5.1
(as a percent of Total revenue)
Selling, general and administrative, net	22,925	7.1	18,449	5.8		73,087	7.6	62,229	6.8
Closures and impairments	12,317	3.8	783	0.2		13,415	1.4	2,869	0.3
Equity in losses of unconsolidated franchises	0	0.0	879	0.3		0	0.0	649	0.1
Total operating costs and expenses	319,745		300,404			947,690		867,177

Earnings before Interest and Taxes	5,082	1.6	18,659	5.8	(72.8)	14,935	1.6	45,023	4.9	(66.8)

Interest expense, net	3,850	1.2	3,114	1.0		11,793	1.2	8,133	0.9

Pre-tax profit	1,232	0.4	15,545	4.9	(92.1)	3,142	0.3	36,890	4.0	(91.5)

(Benefit)/provision for income taxes	(3,304)	(1.0)	(455)	(0.1)		(2,486)	(0.3)	3,928	0.4

Net Income	$ 4,536	1.4	$ 16,000	5.0	(71.7)	$ 5,628	0.6	$ 32,962	3.6	(82.9)

Earnings Per Share:
Basic	$ 0.07		$ 0.25		(72.0)	$ 0.09		$ 0.52		(82.7)
Diluted	$ 0.07		$ 0.25		(72.0)	$ 0.09		$ 0.51		(82.4)

Shares:
Basic	62,643		64,177			62,999		63,956
Diluted	63,053		65,237			63,503		64,849

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RUBY TUESDAY, INC.

Financial Results For the Third Quarter
of Fiscal Year 2012
(Amounts in thousands)
(Unaudited)
	February 28,	May 31,
CONDENSED BALANCE SHEETS	2012	2011
Assets
Cash and Short-Term Investments	$8,862	$9,722
Accounts Receivable	6,942	7,531
Inventories	33,305	34,470
Income Tax Receivable	710	3,077
Deferred Income Taxes	12,739	14,429
Prepaid Rent and Other Expenses	13,844	12,797
Assets Held for Sale	39,077	1,340

Total Current Assets	115,479	83,366

Property and Equipment, Net	956,152	1,031,151
Goodwill	16,919	15,571
Other Assets	54,060	56,938

Total Assets	$1,142,610	$1,187,026

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$14,620	$15,090
Other Current Liabilities	107,811	104,234
Long-Term Debt, including Capital Leases	292,628	329,184
Deferred Income Taxes	37,805	42,923
Deferred Escalating Minimum Rents	46,134	44,291
Other Deferred Liabilities	59,189	59,591

Total Liabilities	558,187	595,313

Shareholders' Equity	584,423	591,713

Total Liabilities and
Shareholders' Equity	$1,142,610	$1,187,026